EXHIBIT 99.1

Hawk Corporation Mourns the Passing of Board Member Jack F. Kemp

CLEVELAND, Ohio – May 4, 2009 – Hawk Corporation (NYSE Amex: HWK) announced today the Honorable Jack F. Kemp, a member of Hawk Corporation’s board of directors, passed away on May 2, 2009 at the age of 73.  Mr. Kemp served as a director of Hawk since 1999.  Mr. Kemp was also a member of the Nominating Committee of the Hawk’s board of directors.

“Hawk has lost a great friend and advisor and we are saddened by the loss of our board member, Jack Kemp,” said Ronald E. Weinberg, Chairman and Chief Executive Officer of Hawk.  “On behalf of all of the employees and the board members of Hawk, I extend my heartfelt condolences to his wife Joanne and the rest of Jack’s family.  Hawk was truly fortunate to have been able to draw on Jack’s wisdom, values and keen insight.  Jack will be dearly missed.”

The Company

Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles.  Headquartered in Cleveland, Ohio, Hawk has approximately 930 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Contact Information

Ronald E. Weinberg

Chairman of the Board and Chief Executive Officer

(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com

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